Exhibit 99.1

News Release

Contact:
Investors	Media
Kris Dickson	Mike McCoy
(404) 827-6714	(404) 588-7230

For Immediate Release

April 21, 2011

SunTrust Reports First Quarter 2011 Results

Continued Improvement in Operating Trends; Redemption of TARP Shares Completed

ATLANTA — SunTrust Banks, Inc. (NYSE: STI) today reported net income per average common share of $0.08 for the first quarter of 2011, or $0.22 excluding the $0.14 non-cash charge related to the redemption of the TARP preferred shares issued to the U.S. Treasury under the Capital Purchase Program. Excluding this charge, earnings were essentially flat compared to the $0.23 per share reported in the fourth quarter of 2010. This quarter’s performance was driven by further improvement in credit quality, expansion of the net interest margin and a reduction in expenses. These results were achieved despite seasonal and cyclical factors adversely impacting first quarter results. Results compare favorably to a net loss of $0.46 per average common share reported for the first quarter of 2010. Net income available to common shareholders was $38 million for the first quarter of 2011, or $112 million excluding the $74 million non-cash charge related to the redemption of the TARP preferred shares.

“Our emphasis on profitable growth and continued credit quality improvement resulted in solid performance that was in line with our expectations for the quarter,” said James M. Wells III, chairman and chief executive officer of SunTrust Banks, Inc. Mr. Wells noted that the Company’s patient and deliberate approach to TARP redemption had been completed with the best interests of shareholders in mind, and that SunTrust is now “singularly focused on client-centric strategies to take advantage of the growth opportunities in our markets and further improve profitability.”

First Quarter 2011 Financial Highlights

Income Statement

•

Net income available to common shareholders, excluding the impact from the redemption of TARP preferred shares, was $0.22 per share compared to earnings of $0.23 per share in the prior quarter and a loss of $0.46 per share in the first quarter of 2010.

•

Net interest income was up 6% from the prior year and down 1% from the prior quarter. The growth from the prior year was due primarily to lower funding costs resulting from strong low-cost deposit growth, while the decline from the prior quarter was due to fewer business days in the current quarter.

•	Net interest margin increased from the prior quarter by 9 basis points to 3.53%, continuing the upward quarterly trend experienced in each of the past eight quarters.

•

Noninterest income declined from the prior quarter, as expected, due to lower mortgage production and cyclical capital markets fees. Noninterest income increased from the prior year due to widespread growth in consumer and commercial categories.

•

Noninterest expense declined compared to the prior quarter, despite seasonally higher employee benefits costs, as credit-related, marketing, and technology expenses decreased. Expenses increased from the prior year primarily due to compensation expenses associated with improved business performance and an increase in full-time equivalent employees.

Credit Quality

•	Credit quality continued to improve with net charge-offs, nonperforming loans, nonperforming assets, and early stage delinquencies all declining.

•

Provision for credit losses declined due to lower net charge-offs and the impact of improved credit quality on the allowance for loan losses. The allowance for loan losses was $2.9 billion, or 2.49% of total loans, down 9 basis points from year end.

Balance Sheet

•

Average loans were relatively flat compared to the prior quarter; however, commercial & industrial and consumer loans grew modestly, while the higher-risk segments of the portfolio continued to decline.

•	Average customer deposits grew to a record level, and the favorable trend in the deposit mix toward lower-cost accounts continued.

•

SunTrust’s capital position was further strengthened this quarter by the $1 billion common equity offering in conjunction with the redemption of TARP preferred shares. The Tier 1 common ratio is well above the recent Basel III proposed guidance and is estimated at 9.00%. The estimated Tier 1 capital and total capital ratios were 11.00% and 13.90% at quarter end, which were also well in excess of current and proposed regulatory guidelines to be considered “well capitalized.”

	1Q 2010	4Q 2010	1Q 2011
Income Statement

(Presented on a fully taxable equivalent basis)

(Dollars in millions, except per share data)
Net income/(loss)	$(161)	$185	$180
Net income/(loss) available to common shareholders	(229)	114	38
Earnings per average common diluted share	(0.46)	0.23	0.08
Earnings per average common diluted share excluding impact of TARP redemption	(0.46)	0.23	0.22
Total revenue	1,900	2,326	2,160
Total revenue, excluding net securities gains/losses	1,899	2,262	2,096
Net interest income	1,202	1,294	1,277
Provision for credit losses	862	512	447
Noninterest income	698	1,032	883
Noninterest expense	1,361	1,548	1,465
Net interest margin	3.32%	3.44%	3.53%

Balance Sheet
(Dollars in billions)
Average loans	$114.4	$114.9	$115.2
Average consumer and commercial deposits	115.1	119.7	120.7

Capital
Tier 1 capital ratio (1)	13.13%	13.67%	11.00%
Tier 1 common equity ratio (1)	7.70%	8.08%	9.00%
Total average shareholders’ equity to total average assets	13.03%	13.49%	13.35%

Asset Quality
Net charge-offs to average loans (annualized)	2.91%	2.14%	2.01%
Allowance for loan losses to period end loans	2.80%	2.58%	2.49%
Nonperforming loans to total loans	4.55%	3.54%	3.46%

(1)	Current period Tier 1 capital and Tier 1 common equity ratios are estimated as of the earnings release date.

Consolidated Financial Performance

(Presented on a fully taxable-equivalent basis unless otherwise noted)

Revenue

Total revenue was $2,160 million for the first quarter of 2011 compared with $2,326 million in the fourth quarter of 2010 and $1,900 million for the first quarter of 2010. The 7% decline on a sequential quarter basis was primarily in noninterest income and due to lower mortgage production, declines in investment banking, and reduced mark-to-market valuation gains on the Company’s debt carried at fair value, net of related hedges. The 14% total revenue increase from the prior year was driven by reduced interest expense, due primarily to strong low-cost deposit growth, and broad-based increases in consumer and commercial fee categories. Both the current quarter and the fourth quarter of 2010 included net gains of $64 million from the sales of securities compared with net gains of $1 million in the first quarter of 2010.

Net Interest Income

For the first quarter of 2011, net interest income was $1,277 million compared with $1,294 million in the prior quarter and $1,202 million in the prior year. The $17 million, or 1%, decline on a sequential quarter basis was primarily related to two fewer days in the current quarter. The 6% increase in net interest income over the first quarter of 2010 was attributable to lower deposit rates, continued deposit growth, and the shift in deposit mix toward low-cost deposits, thereby enabling a decline in higher-cost wholesale funding. Interest earning asset yields were relatively stable, despite the lower interest rate environment, due to active management of the balance sheet and improved loan pricing.

Net interest margin for the first quarter of 2011 was 3.53% compared with 3.44% in the prior quarter and 3.32% in the prior year. The 9 basis point increase on a sequential quarter basis was driven by higher rates on average earning assets, primarily related to a reduction in lower-yielding securities available for sale, and favorable changes in deposit mix. Compared to the first quarter of 2010, the 21 basis point increase was primarily driven by a 31 basis point decline in rates paid on interest-bearing liabilities, which more than offset a 6 basis point decline in earning asset yields.

Noninterest Income

Total noninterest income was $883 million in the first quarter of 2011 compared with $1,032 million in the prior quarter and $698 million in the prior year. The $149 million, or 14%, sequential quarter decline was primarily driven by lower mortgage production related income, investment banking revenue, and mark-to-market valuation gains. Compared with the first quarter of 2010, noninterest income increased $185 million, or 27%, due to broad-based growth in consumer and commercial fee-based categories and higher net gains on the sale of investment securities, partially offset by lower service charges on deposit accounts.

Mortgage production and servicing income was a combined $71 million in the current quarter compared with $109 million in the prior quarter and $39 million in the prior year. The $38 million, or 35%, decline on a sequential quarter basis was due to lower mortgage production volume in light of the negative impact that higher mortgage interest rates had on refinance activity, as well as reduced gain on sale margins. The $32 million increase in mortgage income from the prior year was primarily due to a $48 million decline in mortgage repurchase costs. The repurchase cost was $80 million in the current quarter, and reserves for mortgage repurchase losses were $270 million as of March 31, 2011, an increase of $5 million over December 31, 2010. The reserve increase was primarily due to recent increases in agency-related repurchase requests. Mortgage servicing income was essentially flat compared to the prior quarter and prior year. The mortgage servicing portfolio was $164.4 billion as of March 31, 2011, compared to $167.2 billion at December 31, 2010.

Trading account profits and commissions were $52 million in the first quarter of 2011 compared with $93 million in the prior quarter and ($7) million in the prior year. Core capital markets-related trading income remained stable on a sequential quarter basis and was up slightly year-over-year. The $41 million sequential quarter decline was driven by $31 million in valuation related losses, net of hedges, on the Company’s index-linked CDs and public debt, both carried at fair value. This compares with valuation gains of $21 million in the fourth quarter of 2010. The net $52 million change was the result of the Company’s credit spread improving during the current quarter. Partially offsetting these debt-related mark-to-market losses was an incremental $11 million in valuation gains on illiquid securities. Compared to the first quarter of 2010, trading account profits and commissions increased $59 million driven by a $20 million decrease in valuation losses, net of hedges, on the Company’s index-linked CDs and public debt, both carried at fair value, as well as more favorable valuation impacts of approximately $46 million on illiquid securities.

Investment banking income was $67 million in the current quarter compared with $103 million in the fourth quarter of 2010 and $56 million in the first quarter of 2010. The $36 million sequential quarter decline was attributable to high levels of syndicated finance deal flow in the fourth quarter and a typical seasonal decline in investment banking during the first quarter. The $11 million increase from the prior year was due to higher levels of syndicated finance income.

Service charges on deposit accounts declined on a year-over-year and sequential quarter basis, primarily due to overdraft fees, as clients altered their behavior, including responding to regulatory-induced product changes. Conversely, trust income, retail investment income, and card fees all increased on both a sequential quarter and prior year comparison. Net gains on the sale of securities associated with repositioning the investment portfolio were $64 million in the current quarter and the fourth quarter of 2010 and $1 million in the first quarter of 2010. In addition, the fourth quarter of 2010 included a $13 million gain recognized upon the sale of the Company’s money market mutual fund business.

Noninterest Expense

Noninterest expense was $1,465 million in the current quarter compared with $1,548 million in the prior quarter and $1,361 million in the prior year. The decrease of $83 million, or 5%, on a sequential quarter basis was the result of anticipated reductions in marketing and technology expenses, following specific investment-related expenses incurred during the fourth quarter of 2010. In addition, credit-related expenses declined $34 million, or 18%, driven by lower other real estate expenses and credit and collections expenses. Personnel related expenses increased only $16 million, or 2%, despite seasonally higher 401(k) and payroll taxes in the current quarter, as other staff expenses declined. Total full-time equivalent employees were flat compared to the beginning of the quarter.

The increase in noninterest expense over the first quarter of 2010 was primarily driven by a $62 million increase in employee compensation and benefits attributable to a 3% increase in full-time equivalent employees and higher incentive compensation related to improved business performance. Credit-related expenses increased $12 million, or 8%, due to higher other real estate expenses. Outside processing and software expense increased $9 million, or 6%, due to investments in various risk management and client service-related technology projects. FDIC and regulatory expenses increased $7 million, or 11%, primarily due to increased deposit balances.

Income Taxes

In the first quarter of 2011, the Company recorded a provision for income taxes of $33 million compared with a provision of $45 million in the fourth quarter of 2010 and a benefit of $194 million in the first quarter of 2010. The effective tax rate for the current quarter was 15.5%.

U.S. Treasury Preferred Dividends

In the current and 2010 quarters, the Company recorded $66 million of preferred dividends related to the $4.85 billion in TARP preferred shares issued to the U.S. Treasury under the Capital Purchase Program. In addition, in conjunction with the current quarter redemption of TARP preferred shares, the Company incurred a non-cash charge to net income available to common shareholders of $74 million, or $0.14 per common diluted share, related to the unamortized discount on the TARP preferred shares.

Balance Sheet

As of March 31, 2011, SunTrust had total assets of $170.8 billion and shareholders’ equity of $19.2 billion, representing 11.3% of total assets. During the first quarter, common shareholders’ equity was increased as a result of the issuance of $1.0 billion in common equity, while total shareholders’ equity declined $3.9 billion as a result of the redemption of the $4.9 billion in TARP preferred shares. Book and tangible book value per common share were $35.49 and $23.79, respectively, as of March 31, 2011.

Loans

During the current quarter, average loans were $115.2 billion, which compares with average balances of $114.9 billion and $114.4 billion during the fourth and first quarters of 2010, respectively. The relatively flat sequential quarter balance is the net effect of growth in targeted portfolios being offset by declines in higher-risk categories. Consumer loans grew due to the acquisition of high-quality auto loans during the fourth quarter of 2010, while commercial & industrial loans also increased. Sequential quarter declines occurred in higher-risk segments of the portfolio, including commercial construction and certain other real estate-related categories.

Compared to the first quarter of 2010, average loans increased $0.7 billion, or less than 1%. Growth was driven by the acquisition of auto and student loans, as well as from organic growth in commercial & industrial and government-guaranteed residential loans. The growth was offset by reductions in commercial construction, non-guaranteed residential mortgages, and home equity products. The net effect of the growth and declines within these particular loan categories resulted in a continued improvement in the risk profile of the portfolio. As of March 31, 2011, approximately 8% of the Company’s loan portfolio was comprised of government-guaranteed loans.

Deposits

Consumer and commercial deposits in the first quarter of 2011 averaged $120.7 billion, which compares with average balances of $119.7 billion and $115.1 billion in the prior quarter and prior year, respectively. The sequential quarter increase of $1.0 billion, or 0.9%, was concentrated in all low-cost deposit categories, while time deposits continued to decline, resulting in continued improvement in the deposit mix.

The average balance growth compared to the first quarter of 2010 was $5.6 billion, or 5%. Growth was driven by low-cost deposits, primarily demand and money market accounts, which grew a combined $10.1 billion, or 17%, while time deposits declined $4.6 billion, or 19%. While changing client preferences and the economic environment have contributed to this favorable shift in deposit mix, SunTrust also attributes the low-cost deposit growth to its investments in enhancing the client experience, its marketing initiatives, and its growth in core households.

Capital and Liquidity

The Company enhanced the composition of its capital base in the first quarter via the issuance of $1.0 billion in common equity and the redemption of the $4.9 billion in TARP preferred shares. As a result, the estimated Tier 1 common equity ratio is expected to increase 92 bps to 9.00%. Due to the TARP preferred shares redemption, the Tier 1 capital and total capital ratios are expected to decline 267 and 264 basis points, respectively, compared to the prior quarter to 11.00% and 13.90%, respectively, as of March 31, 2011. The Company’s capital position remains well above current regulatory requirements, as well as the proposed guidelines recently published by the Basel Committee and endorsed by U.S. regulatory agencies. The Company also continues to have substantial liquidity, as the inflows of deposits have largely been retained in cash or invested in high quality government-backed securities. In addition, the Company continues to have significant available borrowing capacity from its contingent funding sources, and it completed a $1.0 billion issuance of senior debt during the first quarter.

Asset Quality

Asset quality continued to improve during the quarter with net charge-offs, nonperforming loans, other real estate owned, and early stage delinquencies all declining compared to the fourth and first quarters of 2010.

Net charge-offs were $571 million in the current quarter compared with $621 million in the prior quarter and $821 million in the prior year. The $50 million sequential decline was concentrated in commercial loans, while other loan categories were relatively flat. Compared to the first quarter of 2010, net charge-offs declined $250 million, or 30%, with declines in all loan segments. For the current quarter, the ratio of annualized net charge-offs to total average loans was 2.01%, an improvement of 13 and 90 basis points from the prior quarter and the prior year, respectively. The provision for credit losses for the current quarter was $447 million, down $65 million from the fourth quarter of 2010 and down $415 million from the first quarter of 2010.

Nonperforming loans declined for the seventh consecutive quarter and, as of March 31, 2011, they were $4.0 billion. This compares with $4.1 billion in the prior quarter and $5.2 billion the prior year. The $139 million, or 3%, sequential decline in nonperforming loans was attributable to reductions in commercial construction and residential mortgage loans, partially offset by an increase in commercial real estate loans. A portion of the decline is attributable to the transfer of $57 million of nonperforming residential mortgage loans to loans held for sale, as the Company elected to actively market these loans for sale during the current quarter and intends to sell them during the second quarter. As a result of transferring these loans to held for sale, the Company recorded an incremental $10 million in charge-offs to reflect the lower of cost or market carrying value that is required for loans held for sale. The $1,214 million, or 23%, decline in nonperforming loans from the prior year is driven primarily by reductions in the commercial & industrial, commercial construction, residential mortgage, and residential construction loan classes. At the end of the current quarter, nonperforming loans represented 3.46% of total loans, down 8 basis points from the fourth quarter of 2010 and down 109 basis points from the end of the first quarter of 2010. As of March 31, 2011, other real estate owned totaled $534 million, down $62 million since year end.

Early stage delinquencies were 1.15% at quarter end, a modest improvement of 3 basis points from year end. Excluding government-guaranteed student loans and Ginnie Mae insured repurchased mortgage loans, early stage delinquencies were 0.80%, a decline of 10 basis points from year-end and 24 basis points from the prior year.

As of March 31, 2011, the allowance for loan losses was $2.9 billion representing 2.49% of total loans, down 9 basis points from year end. The allowance for loan losses declined $120 million during the current quarter as a result of the improvement in asset quality.

Accruing and nonaccruing restructured loans totaled $3.6 billion as of March 31, 2011, which was relatively stable compared to year end. $3.1 billion of restructured loans relate to residential mortgages, while $0.5 billion are loans to commercial clients.

LINE OF BUSINESS FINANCIAL PERFORMANCE

Line of Business Results

The Company has included line of business financial tables as part of this release on its website at www.suntrust.com in the Investor Relations section located under “About SunTrust.” The Company’s business segments are: Retail Banking, Diversified Commercial Banking, Corporate and Investment Banking, Mortgage, Wealth and Investment Management, and Commercial Real Estate. All revenue in the line of business tables is reported on a fully taxable-equivalent basis. For the lines of business, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs. SunTrust also reports results for Corporate Other and Treasury, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other and Treasury segment also includes differences created between internal management accounting practices and generally accepted accounting principles, certain matched-maturity funds transfer pricing credits and charges, differences in provision for loan losses compared to net charge-offs, as well as equity and its related impact. A detailed discussion of the line of business results will be included in the Company’s forthcoming quarterly report on Form 10-Q.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming quarterly report on Form 10-Q. Detailed financial tables and other information are also available on the Company’s website at www.suntrust.com in the Investor Relations section located under “About SunTrust.” This information is also included in a current report on Form 8-K furnished with the Securities and Exchange Commission today.

Conference Call

SunTrust management will host a conference call on April 21, 2011, at 11:00 a.m. (Eastern Daylight Time) to discuss the earnings results and business trends. Individuals may call in beginning at 10:45 a.m. (Eastern Daylight Time) by dialing 1-888-972-7805 (Passcode: 1Q11). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 1Q11). A replay of the call will be available approximately one hour after the call ends on April 21, 2011, and will remain available until May 5, 2011, by dialing 1-800-294-9493 (domestic) or 1-402-220-3767 (international).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at www.suntrust.com/investorrelations. Beginning the afternoon of April 21, 2011, listeners may access an archived version of the webcast in the “Webcasts and Presentations” subsection found on the investor relations webpage. This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.

Important Cautionary Statement About Forward-Looking Statements

This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This news release may contain forward-looking statements. Statements that do not describe historical or current facts are forward-looking statements. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “initiatives,” “potentially,” “potential impacts,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Such statements speak as of the date hereof, and we do not assume any obligation to update the statements made herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Item 1A of Part I of our 10-K and in other periodic reports that we file with the SEC. Those factors include: difficult market conditions have adversely affected our industry; concerns over market volatility continue; recently enacted legislation, legislation enacted in the future, and certain proposed federal programs subject us to increased regulation and may adversely affect us; the Dodd-Frank Act makes fundamental changes to the regulation of the financial services industry, some of which may adversely affect our business; SunTrust Bank may be subject to higher deposit insurance assessments; we are subject to capital adequacy and liquidity guidelines and, if we fail to meet these guidelines, our financial condition would be adversely affected; emergency measures designed to stabilize the U.S. banking system are beginning to wind down; we are subject to credit risk; our ALLL may not be adequate to cover our eventual losses; we will realize future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the carrying value of such assets; weakness in the economy and in the real estate market, including specific weakness within our geographic footprint, has adversely affected us and may continue to adversely affect us; weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us; we are subject to certain risks from originating, selling, and holding mortgages, including the risk that we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm our liquidity, results of operations, and financial condition; we are subject to risks related to delays in the foreclosure process; we may continue to suffer increased losses in our loan portfolio despite enhancement of our underwriting policies; as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital or liquidity; the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; depressed market values for our stock may require us to write down goodwill; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; consumers may decide not to use banks to complete their financial transactions, which could affect net income; we have businesses other than banking which subject us to a variety of risks; hurricanes and other natural or man-made disasters may adversely affect loan portfolios and operations and increase the cost of doing business; negative public opinion could damage our reputation and adversely impact business and revenues; the soundness of other financial institutions could adversely affect us; we rely on other companies to provide key components of our business infrastructure; we rely on our systems, employees, and certain counterparties, and certain failures could materially adversely affect our operations; we depend on the accuracy and completeness of information about clients and counterparties; regulation by federal and state agencies could adversely affect the business, revenue, and profit margins; competition in the financial services industry is intense and could result in losing business or margin declines; maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; we may not pay dividends on your common stock; our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends; disruptions in our ability to access global capital markets may negatively affect our capital resources and liquidity; any reduction in our credit rating could increase the cost of our funding from the capital markets; we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; we are subject to certain litigation, and our expenses related to this litigation may adversely affect our results; we depend on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer; we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategy; our accounting policies and processes are critical to how we report our financial condition and results of operations, and require management to make estimates about matters that are uncertain; changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; our stock price can be volatile; our disclosure controls and procedures may not prevent or detect all errors or acts of fraud; our financial instruments carried at fair value expose us to certain market risks; our revenues derived from our investment securities may be volatile and subject to a variety of risks; and we may enter into transactions with off-balance sheet affiliates or our subsidiaries.

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SunTrust Banks, Inc. and Subsidiaries

FINANCIAL HIGHLIGHTS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended March 31%
	2011		2010	Change[5]
EARNINGS & DIVIDENDS
Net income/(loss)	$180		($161)	NM %
Net income/(loss) available to common shareholders	38		(229)	NM
Total revenue - FTE[2]	2,160		1,900	14
Total revenue - FTE excluding securities gains, net1, [2]	2,096		1,899	10
Net income/(loss) per average common share
Diluted[4]	0.08		(0.46)	NM
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury[1]	0.22		(0.46)	NM
Basic	0.08		(0.46)	NM
Dividends paid per common share	0.01		0.01	–

CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$173,066		$171,429	1%
Earning assets	146,786		146,896	–
Loans	115,162		114,435	1
Consumer and commercial deposits	120,710		115,084	5
Brokered and foreign deposits	2,606		3,433	(24)
Total shareholders’ equity	23,107		22,338	3

As of
Total assets	170,794		171,796	(1)
Earning assets	145,895		147,056	(1)
Loans	114,932		113,979	1
Allowance for loan and lease losses	2,854		3,176	(10)
Consumer and commercial deposits	121,559		116,144	5
Brokered and foreign deposits	2,426		2,606	(7)
Total shareholders’ equity	19,223		22,620	(15)

FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.42%		(0.38)%	NM %
Return on average assets less net unrealized securities gains[1]	0.30		(0.42)	NM
Return on average common shareholders’ equity	0.84		(5.34)	NM
Return on average realized common shareholders’ equity[1]	(0.35)		(5.93)	NM
Net interest margin[2]	3.53		3.32	6
Efficiency ratio[2]	67.83		71.60	(5)
Tangible efficiency ratio1, [2]	67.32		70.91	(5)
Effective tax rate/(benefit)	15.54		(54.70)	NM
Tier 1 common equity	9.00	[3]	7.70	17
Tier 1 capital	11.00	[3]	13.13	(16)
Total capital	13.90	[3]	16.68	(17)
Tier 1 leverage	8.70	[3]	10.95	(21)
Total average shareholders’ equity to total average assets	13.35		13.03	2
Tangible equity to tangible assets[1]	7.87		9.86	(20)

Book value per common share	$35.49		$35.40	–
Tangible book value per common share[1]	23.79		22.76	5
Market price:
High	33.14		28.39	17
Low	27.38		20.16	36
Close	28.84		26.79	8
Market capitalization	15,482		13,391	16

Average common shares outstanding (000s)
Diluted	503,503		498,238	1
Basic	499,669		494,871	1
Full-time equivalent employees	29,052		28,263	3
Number of ATMs	2,924		2,828	3
Full service banking offices	1,665		1,678	(1)

1See Appendix A for reconcilements of non-GAAP performance measures.

2Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

3Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

4For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

5“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER FINANCIAL HIGHLIGHTS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2011		December 31 2010	September 30 2010	June 30 2010	March 31 2010
EARNINGS & DIVIDENDS
Net income/(loss)	$180		$185	$153	$12	($161)
Net income/(loss) available to common shareholders	38		114	84	(56)	(229)
Total revenue - FTE[2]	2,160		2,326	2,313	2,160	1,900
Total revenue - FTE excluding securities gains, net1, [2]	2,096		2,262	2,244	2,103	1,899
Net income/(loss) per average common share
Diluted[4]	0.08		0.23	0.17	(0.11)	(0.46)
Diluted excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury[1]	0.22		0.23	0.17	(0.11)	(0.46)
Basic	0.08		0.23	0.17	(0.11)	(0.46)
Dividends paid per common share	0.01		0.01	0.01	0.01	0.01

CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$173,066		$174,768	$171,999	$171,273	$171,429
Earning assets	146,786		149,114	147,249	145,464	146,896
Loans	115,162		114,930	113,322	113,016	114,435
Consumer and commercial deposits	120,710		119,688	117,233	116,460	115,084
Brokered and foreign deposits	2,606		2,827	2,740	2,670	3,433
Total shareholders’ equity	23,107		23,576	23,091	22,313	22,338

As of
Total assets	170,794		172,874	174,703	170,668	171,796
Earning assets	145,895		148,473	149,994	145,601	147,056
Loans	114,932		115,975	115,055	112,925	113,979
Allowance for loan and lease losses	2,854		2,974	3,086	3,156	3,176
Consumer and commercial deposits	121,559		120,025	117,494	116,261	116,144
Brokered and foreign deposits	2,426		3,019	2,850	2,407	2,606
Total shareholders’ equity	19,223		23,130	23,438	23,024	22,620

FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.42%		0.42%	0.35%	0.03%	(0.38)%
Return on average assets less net unrealized securities (gains)/losses[1]	0.30		0.31	0.23	(0.08)	(0.42)
Return on average common shareholders’ equity	0.84		2.44	1.83	(1.29)	(5.34)
Return on average realized common shareholders’ equity[1]	(0.35)		1.53	0.70	(2.53)	(5.93)
Net interest margin[2]	3.53		3.44	3.41	3.33	3.32
Efficiency ratio[2]	67.83		66.57	64.80	69.57	71.60
Tangible efficiency ratio1, [2]	67.32		66.07	64.24	68.96	70.91
Effective tax rate/(benefit)	15.54		19.66	8.25	(133.13)	(54.70)
Tier 1 common equity	9.00	[3]	8.08	8.02	7.92	7.70
Tier 1 capital	11.00	[3]	13.67	13.58	13.51	13.13
Total capital	13.90	[3]	16.54	16.42	16.96	16.68
Tier 1 leverage	8.70	[3]	10.94	11.03	10.94	10.95
Total average shareholders’ equity to total average assets	13.35		13.49	13.42	13.03	13.03
Tangible equity to tangible assets[1]	7.87		10.12	10.19	10.18	9.86

Book value per common share	$35.49		$36.34	$37.01	$36.19	$35.40
Tangible book value per common share[1]	23.79		23.76	24.42	23.58	22.76
Market price:
High	33.14		29.82	27.05	31.92	28.39
Low	27.38		23.25	21.79	23.12	20.16
Close	28.84		29.51	25.83	23.30	26.79
Market capitalization	15,482		14,768	12,914	11,648	13,391
Average common shares outstanding (000s)
Diluted	503,503		499,423	498,802	498,499	498,238
Basic	499,669		495,710	495,501	495,351	494,871

Full-time equivalent employees	29,052		29,056	28,599	28,250	28,263
Number of ATMs	2,924		2,918	2,928	2,902	2,828
Full service banking offices	1,665		1,668	1,670	1,675	1,678

1See Appendix A for reconcilements of non-GAAP performance measures.

2Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

3Current period tier 1 common equity, tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

4For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31		Increase/(Decrease)[3]
	2011	2010	Amount	%
Interest income	$1,554	$1,574	($20)	(1)%
Interest expense	305	402	(97)	(24)

NET INTEREST INCOME	1,249	1,172	77	7
Provision for credit losses	447	862	(415)	(48)

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	802	310	492	NM

NONINTEREST INCOME
Service charges on deposit accounts	163	196	(33)	(17)
Trust and investment management income	135	122	13	11
Retail investment services	58	47	11	23
Other charges and fees	126	129	(3)	(2)
Investment banking income	67	56	11	20
Trading account profits/(losses) and commissions	52	(7)	59	NM
Card fees	100	87	13	15
Mortgage production related loss	(1)	(31)	30	97
Mortgage servicing related income	72	70	2	3
Other noninterest income	47	28	19	68
Securities gains, net	64	1	63	NM

Total noninterest income	883	698	185	27

NONINTEREST EXPENSE
Employee compensation and benefits	754	692	62	9
Net occupancy expense	89	91	(2)	(2)
Outside processing and software	158	149	9	6
Equipment expense	44	41	3	7
Marketing and customer development	38	34	4	12
Amortization of intangible assets	11	13	(2)	(15)
Net gain on extinguishment of debt	(1)	(9)	(8)	(89)
Operating losses	27	14	13	93
FDIC premium/regulatory exams	71	64	7	11
Other noninterest expense	274	272	2	1

Total noninterest expense	1,465	1,361	104	8

INCOME/(LOSS) BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	220	(353)	573	NM
Provision/(benefit) for income taxes	33	(194)	227	NM

INCOME/(LOSS) INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	187	(159)	346	NM
Net income attributable to noncontrolling interest	7	2	5	NM

NET INCOME/(LOSS)	$180	($161)	$341	NM %

NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$38	($229)	$267	NM %

Net interest income - FTE[1]	1,277	1,202	75	6

Net income/(loss) per average common share
Diluted[2]	0.08	(0.46)	0.54	NM
Basic	0.08	(0.46)	0.54	NM

Cash dividends paid per common share	0.01	0.01	–	–
Average common shares outstanding (000s)
Diluted	503,503	498,238	5,265	1
Basic	499,669	494,871	4,798	1

1Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

2For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME/(LOSS)

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	March 31	December 31	Increase/(Decrease)[3]		September 30	June 30	March 31
	2011	2010	Amount	%	2010	2010	2010

Interest income	$1,554	$1,595	($41)	(3)%	$1,604	$1,570	$1,574
Interest expense	305	329	(24)	(7)	366	392	402

NET INTEREST INCOME	1,249	1,266	(17)	(1)	1,238	1,178	1,172
Provision for credit losses	447	512	(65)	(13)	615	662	862

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	802	754	48	6	623	516	310

NONINTEREST INCOME
Service charges on deposit accounts	163	172	(9)	(5)	184	208	196
Trust and investment management income	135	130	5	4	124	127	122
Retail investment services	58	57	1	2	52	49	47
Other charges and fees	126	135	(9)	(7)	137	133	129
Investment banking income	67	103	(36)	(35)	96	58	56
Trading account profits/(losses) and commissions	52	93	(41)	(44)	(22)	109	(7)
Card fees	100	99	1	1	96	94	87
Mortgage production related income/(loss)	(1)	41	(42)	NM	133	(16)	(31)
Mortgage servicing related income	72	68	4	6	132	88	70
Other noninterest income	47	70	(23)	(33)	46	45	28
Securities gains, net	64	64	–	–	69	57	1

Total noninterest income	883	1,032	(149)	(14)	1,047	952	698

NONINTEREST EXPENSE
Employee compensation and benefits	754	738	16	2	709	682	692
Net occupancy expense	89	88	1	1	92	90	91
Outside processing and software	158	174	(16)	(9)	157	158	149
Equipment expense	44	46	(2)	(4)	45	42	41
Marketing and customer development	38	56	(18)	(32)	43	44	34
Amortization of intangible assets	11	12	(1)	(8)	13	13	13
Net loss/(gain) on extinguishment of debt	(1)	4	(5)	NM	12	63	(9)
Operating losses	27	26	1	4	27	16	14
FDIC premium/regulatory exams	71	69	2	3	67	65	64
Other noninterest expense	274	335	(61)	(18)	334	330	272

Total noninterest expense	1,465	1,548	(83)	(5)	1,499	1,503	1,361

INCOME/(LOSS) BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	220	238	(18)	(8)	171	(35)	(353)
Provision/(benefit) for income taxes	33	45	(12)	(27)	14	(50)	(194)

INCOME/(LOSS) INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	187	193	(6)	(3)	157	15	(159)
Net income attributable to noncontrolling interest	7	8	(1)	(13)	4	3	2

NET INCOME/(LOSS)	$180	$185	($5)	(3)%	$153	$12	($161)

NET INCOME/(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$38	$114	($76)	(67)%	$84	($56)	($229)

Net interest income - FTE[1]	1,277	1,294	(17)	(1)	1,266	1,208	1,202

Net income/(loss) per average common share
Diluted[2]	0.08	0.23	(0.15)	(65)	0.17	(0.11)	(0.46)
Basic	0.08	0.23	(0.15)	(65)	0.17	(0.11)	(0.46)

Cash dividends paid per common share	0.01	0.01	–	–	0.01	0.01	0.01
Average common shares outstanding (000s)
Diluted	503,503	499,423	4,080	1	498,802	498,499	498,238
Basic	499,669	495,710	3,959	1	495,501	495,351	494,871

1Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-GAAP measure to the related GAAP measure.

2For earnings per share calculation purposes, the impact of dilutive securities are excluded from the diluted share count during periods that the Company has recognized a net loss available to common shareholders because the impact would be antidilutive.

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands) (Unaudited)

	As of March 31		Increase/(Decrease)
	2011	2010	Amount	%

ASSETS
Cash and due from banks	$5,216	$4,671	$545	12%
Interest-bearing deposits in other banks	20	24	(4)	(17)
Funds sold and securities purchased under agreements to resell	981	1,614	(633)	(39)
Trading assets	6,289	6,038	251	4
Securities available for sale	26,569	26,239	330	1
Loans held for sale	2,165	3,697	(1,532)	(41)
Loans held for investment:
Commercial & industrial	45,080	44,459	621	1
Commercial real estate	6,043	6,857	(814)	(12)
Commercial construction	2,109	4,301	(2,192)	(51)
Residential mortgages - guaranteed	4,516	2,300	2,216	96
Residential mortgages - nonguaranteed	23,443	25,023	(1,580)	(6)
Residential home equity products	16,382	17,422	(1,040)	(6)
Residential construction	1,208	1,722	(514)	(30)
Consumer student loans - guaranteed	4,477	3,005	1,472	49
Consumer other direct	1,786	1,529	257	17
Consumer indirect	9,469	6,841	2,628	38
Consumer credit cards	419	520	(101)	(19)

Total loans held for investment	114,932	113,979	953	1
Allowance for loan and lease losses	(2,854)	(3,176)	(322)	(10)

Net loans held for investment	112,078	110,803	1,275	1
Goodwill	6,324	6,323	1	–
Other intangible assets	1,659	1,800	(141)	(8)
Other real estate owned	534	628	(94)	(15)
Other assets	8,959	9,959	(1,000)	(10)

Total assets[1]	$170,794	$171,796	($1,002)	(1)%

LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$28,521	$25,149	$3,372	13%
Interest-bearing consumer and commercial deposits:
NOW accounts	25,462	25,657	(195)	(1)
Money market accounts	43,055	36,873	6,182	17
Savings	4,518	4,027	491	12
Consumer time	12,747	14,547	(1,800)	(12)
Other time	7,256	9,891	(2,635)	(27)

Total consumer and commercial deposits	121,559	116,144	5,415	5
Brokered deposits	2,369	2,351	18	1
Foreign deposits	57	255	(198)	(78)

Total deposits	123,985	118,750	5,235	4
Funds purchased	1,150	1,159	(9)	(1)
Securities sold under agreements to repurchase	2,113	2,794	(681)	(24)
Other short-term borrowings	2,858	2,388	470	20
Long-term debt	14,663	16,531	(1,868)	(11)
Trading liabilities	2,731	3,247	(516)	(16)
Other liabilities	4,071	4,307	(236)	(5)

Total liabilities	151,571	149,176	2,395	2

SHAREHOLDERS’ EQUITY
Preferred stock, no par value	172	4,923	(4,751)	(97)
Common stock, $1.00 par value	550	515	35	7
Additional paid in capital	9,324	8,446	878	10
Retained earnings	8,575	8,419	156	2
Treasury stock, at cost, and other	(823)	(989)	(166)	(17)
Accumulated other comprehensive income	1,425	1,306	119	9

Total shareholders’ equity	19,223	22,620	(3,397)	(15)

Total liabilities and shareholders’ equity	$170,794	$171,796	($1,002)	(1)%

Common shares outstanding	536,817	499,858	36,959	7%
Common shares authorized	750,000	750,000	–	–
Preferred shares outstanding	2	50	(48)	(96)
Preferred shares authorized	50,000	50,000	–	–
Treasury shares of common stock	13,104	14,809	(1,705)	(12)
[1]Includesearning assets of	$145,895	$147,056	($1,161)	(1)%

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands) (Unaudited)

	As of				As of
	March 31	December 31	Increase/(Decrease)		September 30	June 30	March 31
	2011	2010	Amount	%	2010	2010	2010
ASSETS
Cash and due from banks	$5,216	$4,296	$920	21%	$3,169	$3,836	$4,671
Interest-bearing deposits in other banks	20	24	(4)	(17)	25	24	24
Funds sold and securities purchased under agreements to resell	981	1,058	(77)	(7)	962	933	1,614
Trading assets	6,289	6,175	114	2	6,650	6,166	6,038
Securities available for sale	26,569	26,895	(326)	(1)	30,310	27,598	26,239
Loans held for sale	2,165	3,501	(1,336)	(38)	3,114	3,185	3,697
Loans held for investment:
Commercial & industrial	45,080	44,753	327	1	44,374	43,982	44,459
Commercial real estate	6,043	6,167	(124)	(2)	6,616	6,814	6,857
Commercial construction	2,109	2,568	(459)	(18)	3,052	3,653	4,301
Residential mortgages - guaranteed	4,516	4,520	(4)	–	4,090	2,894	2,300
Residential mortgages - nonguaranteed	23,443	23,959	(516)	(2)	24,124	24,457	25,023
Residential home equity products	16,382	16,751	(369)	(2)	16,913	17,144	17,422
Residential construction	1,208	1,291	(83)	(6)	1,413	1,526	1,722
Consumer student loans - guaranteed	4,477	4,260	217	5	4,044	3,305	3,005
Consumer other direct	1,786	1,722	64	4	1,636	1,555	1,529
Consumer indirect	9,469	9,499	(30)	–	8,310	7,100	6,841
Consumer credit cards	419	485	(66)	(14)	483	495	520

Total loans held for investment	114,932	115,975	(1,043)	(1)	115,055	112,925	113,979
Allowance for loan and lease losses	(2,854)	(2,974)	(120)	(4)	(3,086)	(3,156)	(3,176)

Net loans held for investment	112,078	113,001	(923)	(1)	111,969	109,769	110,803
Goodwill	6,324	6,323	1	–	6,323	6,323	6,323
Other intangible assets	1,659	1,571	88	6	1,204	1,443	1,800
Other real estate owned	534	596	(62)	(10)	645	700	628
Other assets	8,959	9,434	(475)	(5)	10,332	10,691	9,959

Total assets[1]	$170,794	$172,874	($2,080)	(1)%	$174,703	$170,668	$171,796

LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$28,521	$27,290	$1,231	5%	$26,707	$25,382	$25,149
Interest-bearing consumer and commercial deposits:
NOW accounts	25,462	26,115	(653)	(3)	23,444	24,487	25,657
Money market accounts	43,055	42,005	1,050	2	40,798	38,444	36,873
Savings	4,518	4,094	424	10	4,051	4,107	4,027
Consumer time	12,747	12,879	(132)	(1)	13,966	14,665	14,547
Other time	7,256	7,642	(386)	(5)	8,528	9,176	9,891

Total consumer and commercial deposits	121,559	120,025	1,534	1	117,494	116,261	116,144
Brokered deposits	2,369	2,365	4	–	2,409	2,343	2,351
Foreign deposits	57	654	(597)	(91)	441	64	255

Total deposits	123,985	123,044	941	1	120,344	118,668	118,750
Funds purchased	1,150	951	199	21	1,076	1,260	1,159
Securities sold under agreements to repurchase	2,113	2,180	(67)	(3)	2,429	2,477	2,794
Other short-term borrowings	2,858	2,690	168	6	4,894	2,517	2,388
Long-term debt	14,663	13,648	1,015	7	15,208	15,659	16,531
Trading liabilities	2,731	2,678	53	2	2,702	2,655	3,247
Other liabilities	4,071	4,553	(482)	(11)	4,612	4,408	4,307

Total liabilities	151,571	149,744	1,827	1	151,265	147,644	149,176

SHAREHOLDERS’ EQUITY
Preferred stock, no par value	172	4,942	(4,770)	(97)	4,936	4,929	4,923
Common stock, $1.00 par value	550	515	35	7	515	515	515
Additional paid in capital	9,324	8,403	921	11	8,443	8,445	8,446
Retained earnings	8,575	8,542	33	–	8,431	8,358	8,419
Treasury stock, at cost, and other	(823)	(888)	(65)	(7)	(952)	(968)	(989)
Accumulated other comprehensive income	1,425	1,616	(191)	(12)	2,065	1,745	1,306

Total shareholders’ equity	19,223	23,130	(3,907)	(17)	23,438	23,024	22,620

Total liabilities and shareholders’ equity	$170,794	$172,874	($2,080)	(1)%	$174,703	$170,668	$171,796

Common shares outstanding	536,817	500,436	36,381	7%	499,955	499,929	499,858
Common shares authorized	750,000	750,000	–	–	750,000	750,000	750,000
Preferred shares outstanding	2	50	(48)	(96)	50	50	50
Preferred shares authorized	50,000	50,000	–	–	50,000	50,000	50,000
Treasury shares of common stock	13,104	14,231	(1,127)	(8)	14,712	14,738	14,809
[1]Includesearning assets of	$145,895	$148,473	($2,578)	(2)%	$149,994	$145,601	$147,056

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended
	March 31, 2011

	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans (Post-Adoption):[3]
Commercial and industrial - FTE[1]	$44,181	$583	5.35%
Commercial real estate	5,720	53	3.76
Commercial construction	1,466	14	3.80
Residential mortgages - guaranteed	4,305	35	3.26
Residential mortgages - nonguaranteed	22,173	287	5.18
Home equity products	16,214	151	3.78
Residential construction	962	12	5.20
Guaranteed student loans	4,376	46	4.30
Other direct	1,741	22	5.01
Indirect	9,473	114	4.89
Credit cards	522	15	11.54
Nonaccrual	4,029	8	0.77

Total loans	115,162	1,340	4.72
Securities available for sale:
Taxable	23,705	185	3.12
Tax-exempt - FTE[1]	549	7	5.54

Total securities available for sale - FTE[1]	24,254	192	3.17
Funds sold and securities purchased under agreements to resell	1,064	–	0.01
Loans held for sale	2,726	28	4.13
Interest-bearing deposits	22	–	0.13
Interest earning trading assets	3,558	22	2.49

Total earning assets	146,786	1,582	4.37
Allowance for loan and lease losses	(2,852)
Cash and due from banks	6,485
Other assets	17,699
Noninterest earning trading assets	2,654
Unrealized gains on securities available for sale, net	2,294

Total assets	$173,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,370	$11	0.17%
Money market accounts	42,603	48	0.46
Savings	4,266	1	0.13
Consumer time	12,774	51	1.61
Other time	7,417	33	1.78

Total interest-bearing consumer and commercial deposits	92,430	144	0.63
Brokered deposits	2,347	25	4.36
Foreign deposits	259	–	0.15

Total interest-bearing deposits	95,036	169	0.72
Funds purchased	1,114	–	0.18
Securities sold under agreements to repurchase	2,302	1	0.16
Interest-bearing trading liabilities	930	8	3.34
Other short-term borrowings	2,760	3	0.41
Long-term debt	13,806	124	3.64

Total interest-bearing liabilities	115,948	305	1.07
Noninterest-bearing deposits	28,280
Other liabilities	3,955
Noninterest-bearing trading liabilities	1,776
Shareholders’ equity	23,107

Total liabilities and shareholders’ equity	$173,066

Interest Rate Spread			3.30%

Net Interest Income - FTE[1]		$1,277

Net Interest Margin[2]			3.53%

1The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

3Average balances, interest income, and yields are presented using the new loan classifications as initially adopted in the Company’s 2010 Annual Report on Form 10-K. Due to the inability of the Company to present prior periods using the new classifications, the current period amounts have also been presented using prior loan classifications on the next page.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID, continued

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended						Increase/(Decrease) From
	March 31, 2011			December 31, 2010			Sequential Quarter		Prior Year Quarter

	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans (Pre-Adoption):[3]
Real estate residential mortgage 1-4 family	$29,427	$369	5.01%	$29,789	$378	5.07%	($362)	(0.06)%	$892	(0.55)%
Real estate construction	2,487	24	3.95	2,839	28	3.98	(352)	(0.03)	(1,591)	0.51
Real estate home equity lines	14,571	121	3.37	14,738	126	3.38	(167)	(0.01)	(586)	0.04
Real estate commercial	13,514	137	4.10	13,967	143	4.07	(453)	0.03	(1,591)	0.05
Commercial - FTE[1]	33,925	472	5.64	33,067	472	5.67	858	(0.03)	831	0.14
Credit card	1,013	21	8.13	1,054	21	8.04	(41)	0.09	(54)	(0.56)
Consumer - direct	6,723	74	4.49	6,565	73	4.38	158	0.11	1,469	0.38
Consumer - indirect	9,473	114	4.89	8,683	114	5.19	790	(0.30)	2,776	(1.21)
Nonaccrual	4,029	8	0.77	4,228	7	0.67	(199)	0.10	(1,419)	(0.06)

Total loans	115,162	1,340	4.72	114,930	1,362	4.70	232	0.02	727	(0.04)
Securities available for sale:
Taxable	23,705	185	3.12	25,702	196	3.05	(1,997)	0.07	(1,074)	(0.03)
Tax-exempt - FTE[1]	549	7	5.54	627	8	5.27	(78)	0.27	(361)	0.14

Total securities available for sale - FTE[1]	24,254	192	3.17	26,329	204	3.11	(2,075)	0.06	(1,435)	(0.06)
Funds sold and securities purchased under agreements to resell	1,064	–	0.01	964	–	0.02	100	(0.01)	182	(0.10)
Loans held for sale	2,726	28	4.13	3,312	35	4.17	(586)	(0.04)	(522)	0.04
Interest-bearing deposits	22	–	0.13	25	–	0.14	(3)	(0.01)	(4)	(0.15)
Interest earning trading assets	3,558	22	2.49	3,554	22	2.43	4	0.06	942	(0.58)

Total earning assets	146,786	1,582	4.37	149,114	1,623	4.32	(2,328)	0.05	(110)	(0.06)
Allowance for loan and lease losses	(2,852)			(2,958)			106		231
Cash and due from banks	6,485			4,889			1,596		2,077
Other assets	17,699			17,929			(230)		(991)
Noninterest earning trading assets	2,654			3,130			(476)		20
Unrealized gains on securities available for sale, net	2,294			2,664			(370)		410

Total assets	$173,066			$174,768			($1,702)		$1,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$25,370	$11	0.17%	$24,637	$12	0.20%	$733	(0.03)%	($223)	(0.10)%
Money market accounts	42,603	48	0.46	41,711	53	0.50	892	(0.04)	6,353	(0.21)
Savings	4,266	1	0.13	4,087	2	0.19	179	(0.06)	410	(0.11)
Consumer time	12,774	51	1.61	13,360	57	1.68	(586)	(0.07)	(1,643)	(0.36)
Other time	7,417	33	1.78	8,045	37	1.85	(628)	(0.07)	(3,031)	(0.40)

Total interest-bearing consumer and commercial deposits	92,430	144	0.63	91,840	161	0.70	590	(0.07)	1,866	(0.29)
Brokered deposits	2,347	25	4.36	2,411	27	4.36	(64)	–	(658)	0.75
Foreign deposits	259	–	0.15	416	–	0.15	(157)	–	(169)	0.05

Total interest-bearing deposits	95,036	169	0.72	94,667	188	0.79	369	(0.07)	1,039	(0.29)
Funds purchased	1,114	–	0.18	1,092	1	0.19	22	(0.01)	(302)	0.01
Securities sold under agreements to repurchase	2,302	1	0.16	2,541	1	0.17	(239)	(0.01)	322	0.06
Interest-bearing trading liabilities	930	8	3.34	812	7	3.55	118	(0.21)	194	(0.04)
Other short-term borrowings	2,760	3	0.41	3,464	4	0.40	(704)	0.01	(93)	(0.04)
Long-term debt	13,806	124	3.64	14,914	128	3.41	(1,108)	0.23	(3,775)	(0.02)

Total interest-bearing liabilities	115,948	305	1.07	117,490	329	1.11	(1,542)	(0.04)	(2,615)	(0.31)
Noninterest-bearing deposits	28,280			27,848			432		3,760
Other liabilities	3,955			4,045			(90)		(267)
Noninterest-bearing trading liabilities	1,776			1,809			(33)		(10)
Shareholders’ equity	23,107			23,576			(469)		769

Total liabilities and shareholders’ equity	$173,066			$174,768			($1,702)		$1,637

Interest Rate Spread			3.30%			3.21%		0.09%		0.25%

Net Interest Income - FTE[1]		$1,277			$1,294

Net Interest Margin[2]			3.53%			3.44%		0.09%		0.21%

1The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

3For comparability to prior periods, the Company has presented current period loans in this table using the prior period loan classifications. The previous page presents average balances, interest income, and yields for loans under the new classification that aligns with the new loan class presentation in the Company’s 2010 Annual Report on Form 10-K.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID, continued

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended
	September 30, 2010			June 30, 2010			March 31, 2010

	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Real estate residential mortgage 1-4 family	$29,252	$386	5.27%	$28,638	$393	5.49%	$28,535	$397	5.56%
Real estate construction	3,431	33	3.78	3,274	30	3.67	4,078	34	3.44
Real estate home equity lines	14,785	127	3.40	14,973	126	3.37	15,157	125	3.33
Real estate commercial	14,166	146	4.08	15,091	154	4.09	15,105	151	4.05
Commercial - FTE[1]	32,491	459	5.60	32,503	447	5.52	33,094	449	5.50
Credit card	1,049	22	8.37	1,064	23	8.45	1,067	23	8.69
Consumer - direct	5,872	66	4.45	5,544	60	4.32	5,254	53	4.11
Consumer - indirect	7,770	108	5.50	6,946	101	5.86	6,697	101	6.10
Nonaccrual[3]	4,506	8	0.88	4,983	11	0.86	5,448	11	0.83

Total loans	113,322	1,355	4.74	113,016	1,345	4.77	114,435	1,344	4.76
Securities available for sale:
Taxable	25,502	208	3.26	23,977	186	3.11	24,779	195	3.15
Tax-exempt - FTE[1]	732	10	5.26	866	12	5.39	910	12	5.40

Total securities available for sale - FTE[1]	26,234	218	3.32	24,843	198	3.19	25,689	207	3.23
Funds sold and securities purchased under agreements to resell	1,021	–	0.08	1,009	–	0.11	882	–	0.11
Loans held for sale	3,276	35	4.33	3,342	33	3.97	3,248	33	4.09
Interest-bearing deposits	25	–	0.10	27	–	0.17	26	–	0.28
Interest earning trading assets	3,371	24	2.75	3,227	24	3.03	2,616	20	3.07

Total earning assets	147,249	1,632	4.40	145,464	1,600	4.41	146,896	1,604	4.43
Allowance for loan and lease losses	(3,035)			(3,107)			(3,083)
Cash and due from banks	4,200			5,788			4,408
Other assets	18,019			18,450			18,690
Noninterest earning trading assets	3,171			2,709			2,634
Unrealized gains on securities available for sale, net	2,395			1,969			1,884

Total assets	$171,999			$171,273			$171,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$23,514	$13	0.23%	$24,949	$16	0.25%	$25,593	$17	0.27%
Money market accounts	39,839	57	0.57	37,703	57	0.61	36,250	61	0.67
Savings	4,074	3	0.22	4,093	2	0.22	3,856	2	0.24
Consumer time	14,381	68	1.87	14,779	72	1.96	14,417	70	1.97
Other time	8,914	45	2.02	9,445	50	2.11	10,448	56	2.18

Total interest-bearing consumer and commercial deposits	90,722	186	0.81	90,969	197	0.87	90,564	206	0.92
Brokered deposits	2,418	28	4.53	2,416	28	4.57	3,005	27	3.61
Foreign deposits	322	–	0.15	254	–	0.11	428	–	0.10

Total interest-bearing deposits	93,462	214	0.91	93,639	225	0.96	93,997	233	1.01
Funds purchased	1,176	1	0.20	1,224	1	0.18	1,416	1	0.17
Securities sold under agreements to repurchase	2,505	1	0.16	2,632	1	0.14	1,980	–	0.10
Interest-bearing trading liabilities	917	9	3.61	868	8	3.76	736	6	3.38
Other short-term borrowings	3,192	3	0.40	2,537	3	0.48	2,853	3	0.45
Long-term debt	15,396	138	3.56	16,529	154	3.75	17,581	159	3.66

Total interest-bearing liabilities	116,648	366	1.24	117,429	392	1.34	118,563	402	1.38
Noninterest-bearing deposits	26,511			25,491			24,520
Other liabilities	3,891			4,240			4,222
Noninterest-bearing trading liabilities	1,858			1,800			1,786
Shareholders’ equity	23,091			22,313			22,338

Total liabilities and shareholders’ equity	$171,999			$171,273			$171,429

Interest Rate Spread			3.16%			3.07%			3.05%

Net Interest Income - FTE[1]		$1,266			$1,208			$1,202

Net Interest Margin[2]			3.41%			3.33%			3.32%

1The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

2The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

3Accruing TDRs were classified in Nonaccrual during prior periods. Due to sustained performance, accruing TDRs have been reclassified to the applicable loan category where the related interest income is being classified in all periods presented.

SunTrust Banks, Inc. and Subsidiaries

OTHER FINANCIAL DATA

(Dollars in millions) (Unaudited)

Three Months Ended March 31
Increase/(Decrease)
2011	2010	Amount	%
CREDIT DATA
Allowance for credit losses - beginning	$3,032	$3,235	($203)	(6)%
Provision/(benefit) for unfunded commitments	(4)	(15)	(11)	(73)
Provision for loan losses
Commercial	108	215	(107)	(50)
Residential	322	601	(279)	(46)
Consumer	21	61	(40)	(66)

Total provision for loan losses	451	877	(426)	(49)

Charge-offs
Commercial	(185)	(192)	(7)	(4)
Residential	(385)	(608)	(223)	(37)
Consumer	(45)	(62)	(17)	(27)

Total charge-offs	(615)	(862)	(247)	(29)

Recoveries
Commercial	29	23	6	26
Residential	5	5	–	–
Consumer	10	13	(3)	(23)

Total recoveries	44	41	3	7

Net charge-offs	(571)	(821)	(250)	(30)

Allowance for credit losses - ending	$2,908	$3,276	($368)	(11)%

Components:
Allowance for loan and lease losses	$2,854	$3,176	($322)	(10)%
Unfunded commitments reserve	54	100	(46)	(46)

Allowance for credit losses	$2,908	$3,276	($368)	(11)%

Net charge-offs to average loans (annualized)[1]
Commercial	1.19%	1.22%	(0.03)%
Residential	3.37	5.26	(1.89)
Consumer	0.89	1.69	(0.80)

Total net charge-offs to total average loans	2.01%	2.91%	(0.90)%

Period Ended
Nonaccrual/nonperforming loans
Commercial	$1,863	$2,301	($438)	(19)%
Residential	2,076	2,853	(777)	(27)
Consumer	32	31	1	3

Total nonaccrual/nonperforming loans	3,971	5,185	(1,214)	(23)
Other real estate owned (“OREO”)	534	628	(94)	(15)
Other repossessed assets	16	70	(54)	(77)
Nonperforming loans held for sale (“LHFS”)	47	160	(113)	(71)

Total nonperforming assets	$4,568	$6,043	($1,475)	(24)%

Restructured loans (accruing)	$2,643	$1,908	$735	39%
Total accruing loans past due 90 days or more[2]	1,658	1,475	183	12
Total nonperforming loans to total loans	3.46%	4.55%	(1.09)%	(24)%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	3.95	5.26	(1.31)	(25)
Allowance to period-end loans[3,4]	2.49	2.80	(0.31)	(11)
Allowance to nonperforming loans[3,4]	72.29	61.74	10.55	17
Allowance to annualized net charge-offs[3]	1.23	x	0.95	x	0.28	x	29

1Average loans under the new loan classifications in periods prior to the first quarter of 2011 were computed using monthly averages due to an inability to calculate daily averages for prior periods. The Company believes that monthly averages are representative of its operations and materially approximates daily averages.

2Total accruing loans past due 90 days or more contain loans that are guaranteed by governmental agencies. These loans were $1.5 billion and $1.3 billion at March 31, 2011 and 2010, respectively.

3This ratio is computed using the allowance for loan and lease losses.

4Loans carried at fair value were excluded from the calculation.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER OTHER FINANCIAL DATA

(Dollars in millions) (Unaudited)

Three Months Ended
March 31, 2011	December 31, 2010	Increase/(Decrease)	September 30, 2010	June 30, 2010	March 31, 2010
Amount	%[1]
CREDIT DATA
Allowance for credit losses - beginning	$3,032	$3,141	($109)	(3)%	$3,216	$3,276	$3,235
Provision/(benefit) for unfunded commitments	(4)	3	(7)	NM	(5)	(40)	(15)
Provision for loan losses
Commercial	108	104	4	4	186	270	215
Residential	322	379	(57)	(15)	392	413	601
Consumer	21	26	(5)	(19)	42	19	61

Total provision for loan losses	451	509	(58)	(11)	620	702	877

Charge-offs
Commercial	(185)	(228)	(43)	(19)	(251)	(251)	(192)
Residential	(385)	(390)	(5)	(1)	(433)	(470)	(608)
Consumer	(45)	(45)	–	–	(41)	(47)	(62)

Total charge-offs	(615)	(663)	(48)	(7)	(725)	(768)	(862)

Recoveries
Commercial	29	25	4	16	20	29	23
Residential	5	7	(2)	(29)	5	5	5
Consumer	10	10	–	–	10	12	13

Total recoveries	44	42	2	5	35	46	41

Net charge-offs	(571)	(621)	(50)	(8)	(690)	(722)	(821)

Allowance for credit losses - ending	$2,908	$3,032	($124)	(4)%	$3,141	$3,216	$3,276

Components:
Allowance for loan and lease losses	$2,854	$2,974	($120)	(4)%	$3,086	$3,156	$3,176
Unfunded commitments reserve	54	58	(4)	(7)	55	60	100

Allowance for credit losses	$2,908	$3,032	($124)	(4)%	$3,141	$3,216	$3,276

Net charge-offs to average loans (annualized)[2]
Commercial	1.19%	1.50%	(0.31)%	1.70%	1.61%	1.22%
Residential	3.37	3.28	0.09	3.68	4.06	5.26
Consumer	0.89	0.93	(0.04)	0.91	1.19	1.69

Total net charge-offs to total average loans	2.01%	2.14%	(0.13)%	2.42%	2.57%	2.91%

Period Ended
Nonaccrual/nonperforming loans
Commercial	$1,863	$1,887	($24)	(1)%	$2,058	$2,191	$2,301
Residential	2,076	2,188	(112)	(5)	2,273	2,473	2,853
Consumer	32	35	(3)	(9)	42	35	31

Total nonaccrual/nonperforming loans	3,971	4,110	(139)	(3)	4,373	4,699	5,185
OREO	534	596	(62)	(10)	645	700	628
Other repossessed assets	16	52	(36)	(69)	51	64	70
Nonperforming LHFS	47	–	47	NM	–	–	160

Total nonperforming assets	$4,568	$4,758	($190)	(4)%	$5,069	$5,463	$6,043

Restructured loans (accruing)	$2,643	$2,613	$30	1%	$2,516	$2,269	$1,908
Total accruing loans past due 90 days or more[3]	1,658	1,565	93	6	1,580	1,376	1,475
Total nonperforming loans to total loans	3.46%	3.54%	(0.08)%	(2)%	3.80%	4.16%	4.55%
Total nonperforming assets to total loans plus OREO, other repossessed assets, and nonperforming LHFS	3.95	4.08	(0.13)	(3)	4.38	4.81	5.26
Allowance to period-end loans[4,5]	2.49	2.58	(0.09)	(3)	2.69	2.81	2.80
Allowance to nonperforming loans[4,5]	72.29	72.86	(0.57)	(1)	71.07	67.64	61.74
Allowance to annualized net charge-offs[4]	1.23	x	1.21	x	0.02	x	2	1.13	x	1.09	x	0.95	x

1“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

2Average loans under the new loan classifications in periods prior to the first quarter of 2011 were computed using monthly averages due to an inability to calculate daily averages for prior periods. The Company believes that monthly averages are representative of its operations and materially approximates daily averages.

3Total accruing loans past due 90 days or more contain loans that are guaranteed by governmental agencies. These loans were $1.5 billion, $1.4 billion, $1.4 billion, $1.2 billion, and $1.3 billion at March 31, 2011, December 31, 2010, September 30, 2010, June 30, 2010, and March 31, 2010, respectively.

4This ratio is computed using the allowance for loan and lease losses.

5Loans carried at fair value were excluded from the calculation.

SunTrust Banks, Inc. and Subsidiaries

OTHER FINANCIAL DATA, continued

(Dollars in millions) (Unaudited)

	Three Months Ended March 31
	Core Deposit Intangibles	Mortgage Servicing Rights- Amortized Cost	Mortgage Servicing Rights- Fair Value	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$104	$604	$936	$67	$1,711
Designated at fair value (transfers from amortized cost)	–	(604)	604	–	–
Amortization	(9)	–	–	(3)	(12)
MSRs originated	–	–	66	–	66
Fair value change due to fair value election	–	–	145	–	145
Fair value changes due to inputs and assumptions	–	–	(45)	–	(45)
Other changes in fair value	–	–	(65)	–	(65)

Balance, March 31, 2010	$95	$–	$1,641	$64	$1,800

Balance, beginning of period	$67	$–	$1,439	$65	$1,571
Amortization	(8)	–	–	(3)	(11)
MSRs originated	–	–	88	–	88
Sale of MSRs	–	–	(7)	–	(7)
Fair value changes due to inputs and assumptions	–	–	70	–	70
Other changes in fair value	–	–	(52)	–	(52)

Balance, March 31, 2011	$59	$–	$1,538	$62	$1,659

	Three Months Ended
	March 31 2011	December 31 2010	September 30 2010	June 30 2010	March 31 2010
COMMON SHARE ROLLFORWARD (000’s)
Balance, beginning of period	500,436	499,955	499,929	499,858	499,157
Common shares issued/exchanged for employee benefit plans, stock option, and restricted stock activity	1,127	481	26	71	701
Issuance of common stock - Capital Plan	35,254	–	–	–	–

Balance, end of period	536,817	500,436	499,955	499,929	499,858

SunTrust Banks, Inc. and Subsidiaries

RECONCILEMENT OF NON-GAAP MEASURES

APPENDIX A TO THE EARNINGS RELEASE

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2011	December 31 2010	September 30 2010	June 30 2010	March 31 2010
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE[8]

Total average assets	$173,066	$174,768	$171,999	$171,273	$171,429
Average net unrealized securities gains	(2,294)	(2,664)	(2,395)	(1,969)	(1,884)

Average assets less net unrealized securities gains	$170,772	$172,104	$169,604	$169,304	$169,545

Total average common shareholders’ equity	$18,269	$18,638	$18,159	$17,387	$17,419
Average accumulated other comprehensive income	(1,530)	(2,055)	(1,721)	(998)	(889)

Total average realized common shareholders’ equity	$16,739	$16,583	$16,438	$16,389	$16,530

Return on average total assets	0.42%	0.42%	0.35%	0.03%	(0.38)%
Impact of excluding net realized and unrealized securities (gains)/losses and The Coca-Cola Company stock dividend	(0.12)	(0.11)	(0.12)	(0.11)	(0.04)

Return on average total assets less net unrealized securities gains[1]	0.30%	0.31%	0.23%	(0.08)%	(0.42)%

Return on average common shareholders’ equity	0.84%	2.44%	1.83%	(1.29)%	(5.34)%
Impact of excluding net realized and unrealized securities (gains)/losses and The Coca-Cola Company stock dividend	(1.19)	(0.91)	(1.13)	(1.24)	(0.59)

Return on average realized common shareholders’ equity[2]	(0.35)%	1.53%	0.70%	(2.53)%	(5.93)%

Efficiency ratio[3]	67.83%	66.57%	64.80%	69.57%	71.60%
Impact of excluding amortization of intangible assets	(0.51)	(0.50)	(0.56)	(0.61)	(0.69)

Tangible efficiency ratio[4]	67.32%	66.07%	64.24%	68.96%	70.91%

Total shareholders’ equity	$19,223	$23,130	$23,438	$23,024	$22,620
Goodwill, net of deferred taxes	(6,185)	(6,189)	(6,192)	(6,197)	(6,202)
Other intangible assets including MSRs, net of deferred taxes	(1,635)	(1,545)	(1,174)	(1,409)	(1,761)
MSRs	1,538	1,439	1,072	1,298	1,641

Tangible equity	12,941	16,835	17,144	16,716	16,298
Preferred stock	(172)	(4,942)	(4,936)	(4,929)	(4,923)

Tangible common equity	$12,769	$11,893	$12,208	$11,787	$11,375

Total assets	$170,794	$172,874	$174,703	$170,668	$171,796
Goodwill	(6,324)	(6,323)	(6,323)	(6,323)	(6,323)
Other intangible assets including MSRs	(1,659)	(1,571)	(1,204)	(1,443)	(1,800)
MSRs	1,538	1,439	1,072	1,298	1,641

Tangible assets	$164,349	$166,419	$168,248	$164,200	$165,314

Tangible equity to tangible assets[5]	7.87%	10.12%	10.19%	10.18%	9.86%
Tangible book value per common share[6]	$23.79	$23.76	$24.42	$23.58	$22.76

Net interest income	$1,249	$1,266	$1,238	$1,178	$1,172
Taxable-equivalent adjustment	28	28	28	30	30

Net interest income - FTE	1,277	1,294	1,266	1,208	1,202
Noninterest income	883	1,032	1,047	952	698

Total revenue - FTE	2,160	2,326	2,313	2,160	1,900
Securities gains, net	(64)	(64)	(69)	(57)	(1)

Total revenue - FTE excluding net securities gains[7]	$2,096	$2,262	$2,244	$2,103	$1,899

1SunTrust presents a return on average assets less net unrealized gains on securities. The foregoing numbers primarily reflect adjustments to remove the effects of the securities portfolio which includes the ownership by the Company of common shares of The Coca-Cola Company. The Company uses this information internally to gauge its actual performance in the industry. The Company believes that the return on average assets less the net unrealized securities gains is more indicative of the Company’s return on assets because it more accurately reflects the return on the assets that are related to the Company’s core businesses which are primarily client relationship and client transaction driven. The return on average assets less net unrealized gains on securities is computed by dividing annualized net income/(loss), excluding securities (gains)/losses and The Coca-Cola Company stock dividend, net of tax, by average assets less net unrealized securities (gains)/losses.

2SunTrust believes that the return on average realized common shareholders’ equity is more indicative of the Company’s return on equity because the excluded equity relates primarily to the holding of a specific security. The return on average realized common shareholders’ equity is computed by dividing annualized net income/(loss) available to common shareholders, excluding securities (gains)/losses and The Coca-Cola Company stock dividend, net of tax, by average realized common shareholders’ equity.

3Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

4SunTrust presents a tangible efficiency ratio which excludes the amortization/impairment of goodwill/intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

5SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.

6SunTrust presents a tangible book value per common share a that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.

7SunTrust presents total revenue - FTE excluding net securities gains. The Company believes noninterest income without net securities gains is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.

8Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries

RECONCILEMENT OF NON-GAAP MEASURES

APPENDIX A TO THE EARNINGS RELEASE, continued

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2011	December 31 2010	September 30 2010	June 30 2010	March 31 2010
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE[1]
Net income/(loss)	$180	$185	$153	$12	($161)
Preferred dividends, Series A	(2)	(2)	(2)	(2)	(2)
U.S. Treasury preferred dividends and accretion of discount	(66)	(67)	(67)	(66)	(66)
Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	(74)	–	–	–	–
Dividends and undistributed earnings allocated to unvested shares	–	(2)	–	–	–

Net income/(loss) available to common shareholders	38	114	84	(56)	(229)
Securities gains, net of tax	(40)	(39)	(43)	(35)	(1)
The Coca-Cola Company stock dividend, net of tax	(13)	(12)	(12)	(12)	(12)

Net income/(loss) available to common shareholders excluding securities gains and The Coca-Cola Company stock dividend, net of tax	($15)	$63	$29	($103)	($242)

Net income/(loss) excluding securities gains and The Coca-Cola Company stock dividend, net of tax	$127	$134	$98	($35)	($174)

Net income/(loss) available to common shareholders	$38	$114	$84	($56)	($229)

Accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	74	–	–	–	–

Net income/(loss) available to common shareholders excluding accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$112	$114	$84	($56)	($229)

Net income/(loss) per average common share - diluted	$0.08	$0.23	$0.17	($0.11)	($0.46)
Effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	0.14	–	–	–	–

Net income/(loss) per average common share - diluted, excluding effect of accelerated accretion associated with repurchase of preferred stock issued to the U.S. Treasury	$0.22	$0.23	$0.17	($0.11)	($0.46)

1Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. In addition, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.

SunTrust Banks, Inc. and Subsidiaries

RETAIL BANKING LINE OF BUSINESS

(Dollars in millions) (Unaudited)

	$35,141	$35,141	$35,141
	Three Months Ended March 31
	2011	2010	% Change[3]

Statements of Income

Net interest income[1]	$623	$608	2%
FTE adjustment	–	–	–

Net interest income - FTE	623	608	2
Provision for credit losses[2]	216	284	(24)

Net interest income - FTE - after provision for credit losses	407	324	26

Noninterest income before securities gains	263	276	(5)
Securities gains, net	–	–	–

Total noninterest income	263	276	(5)

Noninterest expense before amortization of intangible assets	620	591	5
Amortization of intangible assets	8	10	(20)

Total noninterest expense	628	601	4

Income/(loss) before provision/(benefit) for income taxes	42	(1)	NM
Provision/(benefit) for income taxes	16	(1)	NM
FTE adjustment	–	–	–

Net income including income attributable to noncontrolling interest	26	–	100
Less: net income attributable to noncontrolling interest	–	–	–

Net income	$26	$–	100

Total revenue - FTE	$886	$884	–

Selected Average Balances

Total loans	$35,141	$32,475	8%
Goodwill	4,854	4,854	–
Other intangible assets excluding MSRs	69	108	(36)
Total assets	40,544	38,513	5
Consumer and commercial deposits	75,574	73,506	3

Performance Ratios

Efficiency ratio	70.88%	67.99%
Impact of excluding amortization of intangible assets	(4.87)	(5.24)

Tangible efficiency ratio	66.01%	62.75%

1Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2Provision for credit losses represents net charge-offs for the lines of business.

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

DIVERSIFIED COMMERCIAL BANKING LINE OF BUSINESS

(Dollars in millions) (Unaudited)

	$35,141	$35,141	$35,141
	Three Months Ended March 31
	2011	2010	% Change[3]

Statements of Income

Net interest income[1]	$147	$130	13%
FTE adjustment	25	27	(7)

Net interest income - FTE	172	157	10
Provision for credit losses[2]	8	24	(67)

Net interest income - FTE - after provision for credit losses	164	133	23

Noninterest income before securities gains	58	52	12
Securities gains, net	–	–	–

Total noninterest income	58	52	12

Noninterest expense before amortization of intangible assets	114	116	(2)
Amortization of intangible assets	–	–	–

Total noninterest expense	114	116	(2)

Income - FTE - before provision/(benefit) for income taxes	108	69	57
Provision/(benefit) for income taxes	14	(2)	NM
FTE adjustment	25	27	(7)

Net income including income attributable to noncontrolling interest	69	44	57
Less: net income attributable to noncontrolling interest	–	–	–

Net income	$69	$44	57

Total revenue - FTE	$230	$209	10

Selected Average Balances

Total loans	$22,567	$22,746	(1)%
Goodwill	928	928	–
Other intangible assets excluding MSRs	–	–	–
Total assets	24,702	25,149	(2)
Consumer and commercial deposits	19,228	19,346	(1)

Performance Ratios

Efficiency ratio	49.57%	55.50%
Impact of excluding amortization of intangible assets	(1.89)	(2.60)

Tangible efficiency ratio	47.68%	52.90%

1Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2Provision for credit losses represents net charge-offs for the lines of business.

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

COMMERCIAL REAL ESTATE LINE OF BUSINESS

(Dollars in millions) (Unaudited)

	$hange3	$hange3	$hange3
	Three Months Ended March 31
	2011	2010	% Change[3]

Statements of Income

Net interest income[1]	$35	$43	(19)%
FTE adjustment	–	–	–

Net interest income - FTE	35	43	(19)
Provision for credit losses[2]	108	70	54

Net interest income - FTE - after provision for credit losses	(73)	(27)	NM

Noninterest income before securities gains	27	21	29
Securities gains, net	–	–	–

Total noninterest income	27	21	29

Noninterest expense before amortization of intangible assets	109	93	17
Amortization of intangible assets	–	–	–

Total noninterest expense	109	93	17

Loss before benefit for income taxes	(155)	(99)	57
Benefit for income taxes	(77)	(57)	35
FTE adjustment	–	–	–

Net loss including income attributable to noncontrolling interest	(78)	(42)	86
Less: net income attributable to noncontrolling interest	–	–	–

Net loss	($78)	($42)	86

Total revenue - FTE	$62	$64	(3)

Selected Average Balances

Total loans	$7,970	$10,835	(26)%
Goodwill	–	–	–
Other intangible assets excluding MSRs	–	–	–
Total assets	8,913	11,927	(25)
Consumer and commercial deposits	1,429	1,752	(18)

Performance Ratios

Efficiency ratio	175.81%	145.31%
Impact of excluding amortization of intangible assets	–	–

Tangible efficiency ratio	175.81%	145.31%

1Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2Provision for credit losses represents net charge-offs for the lines of business.

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

CORPORATE AND INVESTMENT BANKING LINE OF BUSINESS

(Dollars in millions) (Unaudited)

	$hange3	$hange3	$hange3
	Three Months Ended March 31
	2011	2010	% Change[3]

Statements of Income

Net interest income[1]	$116	$83	40%
FTE adjustment	–	–	–

Net interest income - FTE	116	83	40
Provision for credit losses[2]	(1)	29	NM

Net interest income - FTE - after provision for credit losses	117	54	NM

Noninterest income before securities gains	176	113	56
Securities gains, net	–	–	–

Total noninterest income	176	113	56

Noninterest expense before amortization of intangible assets	147	110	34
Amortization of intangible assets	–	–	–

Total noninterest expense	147	110	34

Income before provision for income taxes	146	57	NM
Provision for income taxes	53	21	NM
FTE adjustment	–	–	–

Net income including income attributable to noncontrolling interest	93	36	NM
Less: net income attributable to noncontrolling interest	–	–	–

Net income	$93	$36	NM

Total revenue - FTE	$292	$196	49

Selected Average Balances

Total loans	$12,170	$10,969	11%
Goodwill	180	180	–
Other intangible assets excluding MSRs	–	–	–
Total assets	21,396	18,851	14
Consumer and commercial deposits	7,843	5,929	32

Performance Ratios

Efficiency ratio	50.34%	56.12%
Impact of excluding amortization of intangible assets	(0.53)	(0.77)

Tangible efficiency ratio	49.81%	55.35%

1Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2Provision for credit losses represents net charge-offs for the lines of business.

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

MORTGAGE LINE OF BUSINESS

(Dollars in millions) (Unaudited)

	$164,463	$164,463	$164,463
	Three Months Ended March 31
	2011	2010	% Change
Statements of Income
Net interest income[1]	$125	$102	23%
FTE adjustment	–	–	–

Net interest income - FTE	125	102	23
Provision for credit losses[2]	223	401	(44)

Net interest income - FTE - after provision for credit losses	(98)	(299)	(67)

Noninterest income before securities losses	81	48	69
Securities losses, net	–	(1)	(100)

Total noninterest income	81	47	72

Noninterest expense before amortization of intangible assets	252	254	(1)
Amortization of intangible assets	–	–	–

Total noninterest expense	252	254	(1)

Loss before benefit for income taxes	(269)	(506)	(47)
Benefit for income taxes	(103)	(192)	(46)
FTE adjustment	–	–	–

Net loss including income attributable to noncontrolling interest	(166)	(314)	(47)
Less: net income attributable to noncontrolling interest	–	–	–

Net loss	($166)	($314)	(47)

Total revenue - FTE	$206	$149	38
Selected Average Balances
Total loans	$29,315	$28,886	1%
Goodwill	–	–	–
Other intangible assets excluding MSRs	–	–	–
Total assets	34,538	34,702	–
Consumer and commercial deposits	2,983	2,444	22
Performance Ratios
Efficiency ratio	122.33%	170.47%
Impact of excluding amortization of intangible assets	–	–

Tangible efficiency ratio	122.33%	170.47%

Other Information
Production Data
Channel mix
Retail	$3,716	$3,252	14%
Wholesale	769	1,338	(43)
Correspondent	1,266	1,056	20

Total production	$5,751	$5,646	2

Channel mix - percent
Retail	65%	58%
Wholesale	13	24
Correspondent	22	18

Total production	100%	100%

Purchase and refinance mix
Refinance	$4,077	$3,440	19
Purchase	1,674	2,206	(24)

Total production	$5,751	$5,646	2

Purchase and refinance mix - percent
Refinance	71%	61%
Purchase	29	39

Total production	100%	100%

Applications	$9,094	$9,898	(8)
Mortgage Servicing Data (End of Period)
Total loans serviced	$164,463	$178,032	(8)%
Total loans serviced for others	132,685	146,019	(9)
Net carrying value of MSRs	1,538	1,641	(6)
Ratio of net carrying value of MSRs to total loans serviced for others	1.159%	1.124%

1Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2Provision for credit losses represents net charge-offs for the lines of business.

SunTrust Banks, Inc. and Subsidiaries

WEALTH AND INVESTMENT MANAGEMENT LINE OF BUSINESS

(Dollars in millions) (Unaudited)

	$164,463	$164,463	$164,463
	Three Months Ended March 31
	2011	2010	% Change

Statements of Income

Net interest income[1]	$105	$95	11%
FTE adjustment	–	–	–

Net interest income - FTE	105	95	11
Provision for credit losses[2]	17	13	31

Net interest income - FTE - after provision for credit losses	88	82	7

Noninterest income before securities gains	215	186	16
Securities gains, net	–	–	–

Total noninterest income	215	186	16

Noninterest expense before amortization of intangible assets	234	219	7
Amortization of intangible assets	3	3	–

Total noninterest expense	237	222	7

Income before provision for income taxes	66	46	43
Provision for income taxes	22	17	29
FTE adjustment	–	–	–

Net income including income attributable to noncontrolling interest	44	29	52
Less: net income attributable to noncontrolling interest	5	–	100

Net income	$39	$29	34

Total revenue - FTE	$320	$281	14

Selected Average Balances

Total loans	$7,797	$8,220	(5)%
Goodwill	362	358	1
Other intangible assets excluding MSRs	54	55	(2)
Total assets	8,901	9,219	(3)
Consumer and commercial deposits	12,716	11,409	11

Performance Ratios

Efficiency ratio	74.06%	79.00%
Impact of excluding amortization of intangible assets	(1.78)	(2.33)

Tangible efficiency ratio	72.28%	76.67%

Other Information (End of Period)

Assets under adminstration[3]
Managed (discretionary) assets	$104,593	$122,651	(15)%
Non-managed assets	51,187	46,685	10

Total assets under administration	155,780	169,336	(8)

Brokerage assets	35,685	33,258	7
Corporate trust assets	10,429	9,263	13

Total assets under advisement	$201,894	$211,857	(5)

1Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholder’s equity is not allocated to the lines of business at this time.

2Provision for credit losses represents net charge-offs for the lines of business.

3March 31, 2010 assets under management and assets under administration includes $18 billion in money market fund assets that were previously managed by RidgeWorth. SunTrust completed the sale of their money market fund business to Federated Investors, Inc. in the fourth quarter of 2010.

SunTrust Banks, Inc. and Subsidiaries

CORPORATE OTHER AND TREASURY

(Dollars in millions) (Unaudited)

	$115,162	$115,162	$115,162
	Three Months Ended March 31
	2011	2010	% Change[3]

Statements of Income

Net interest income	$98	$111	(12)%
FTE adjustment	3	3	–

Net interest income - FTE	101	114	(11)
Provision for credit losses[1]	(124)	41	NM

Net interest income - FTE - after provision for credit losses	225	73	NM

Noninterest income before securities gains	(1)	1	NM
Securities gains, net	64	2	NM

Total noninterest income	63	3	NM

Noninterest expense before amortization of intangible assets	(22)	(35)	(37)
Amortization of intangible assets	–	–	–

Total noninterest expense	(22)	(35)	(37)

Income - FTE - before provision for income taxes	310	111	NM
Provision for income taxes	108	20	NM
FTE adjustment	3	3	–

Net income including income attributable to noncontrolling interest	199	88	NM
Less: net income attributable to noncontrolling interest	2	2	–

Net income	$197	$86	NM

Total revenue - FTE	$164	$117	40

Selected Average Balances

Total loans	$202	$304	(34)%
Securities available for sale	24,223	25,993	(7)
Goodwill	(1)	–	(100)
Other intangible assets excluding MSRs	3	3	–
Total assets	34,072	33,068	3
Consumer and commercial deposits	937	698	34

Other Information

Duration of investment portfolio	3.2%	2.6%

Accounting net interest income interest rate sensitivity[2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	(0.1)%	1.0%
Instantaneous 100 bp decrease in rates over next 12 months	(1.0)%	(0.4)%

Economic net interest income interest rate sensitivity[2]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	(0.5)%	0.4%
Instantaneous 100 bp decrease in rates over next 12 months	(0.8)%	(0.1)%

1Provision for credit losses is the difference between net charge-offs recorded by the lines of business and consolidated provision for credit losses.

2The recognition of interest rate sensitivity from an accounting perspective is different from the economic perspective due to the election of fair value accounting for certain long term debt and the related interest rate swaps. The net interest income sensitivity profile from an economic perspective assumes the net interest payments from the related swaps were included in net interest income.

3“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED - SEGMENT TOTALS

(Dollars in millions) (Unaudited)

	$115,162	$115,162	$115,162
	Three Months Ended March 31
	2011	2010	% Change[1]

Statements of Income

Net interest income	$1,249	$1,172	7%
FTE adjustment	28	30	(7)

Net interest income - FTE	1,277	1,202	6
Provision for credit losses	447	862	(48)

Net interest income - FTE - after provision for credit losses	830	340	NM

Noninterest income before securities gains	819	697	18
Securities gains, net	64	1	NM

Total noninterest income	883	698	27

Noninterest expense before amortization of intangible assets	1,454	1,348	8
Amortization of intangible assets	11	13	(15)

Total noninterest expense	1,465	1,361	8

Income/(loss) - FTE - before provision/(benefit) for income taxes	248	(323)	NM
Provision/(benefit) for income taxes	33	(194)	NM
FTE adjustment	28	30	(7)

Net income/(loss) including income attributable to noncontrolling interest	187	(159)	NM
Less: net income attributable to noncontrolling interest	7	2	NM

Net income/(loss)	$180	($161)	NM

Total revenue - FTE	$2,160	$1,900	14

Selected Average Balances

Total loans	$115,162	$114,435	1%
Goodwill	6,323	6,320	–
Other intangible assets excluding MSRs	126	166	(24)
Total assets	173,066	171,429	1
Consumer and commercial deposits	120,710	115,084	5

Performance Ratios

Efficiency ratio	67.83%	71.60%
Impact of excluding amortization of intangible assets	(0.51)	(0.69)

Tangible efficiency ratio	67.32%	70.91%

1“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.